Exhibit 99.1

News Release

INVESTOR AND MEDIA CONTACT:

A. Pierre Dubois

Investor Relations & Corporate Communications

BPZ Energy

(281) 752-1240

pierre_dubois@bpzenergy.com

BPZ ENERGY PROVIDES FIRST QUARTER 2012 FINANCIAL RESULTS AND

OPERATIONAL UPDATE

HOUSTON, TX - May 9, 2012 - BPZ Energy, (NYSE: BPZ) (BVL: BPZ), an independent oil and gas exploration and production company, today provided a financial and operational update for the first quarter ended March 31, 2012.  For the first quarter 2012, the Company reported an operating loss of $18.9 million and a net loss of $27.3 million, or $0.24 per share, compared to operating income of $0.3 million and a net loss of $8.1 million, or $0.07 per share, for the same period last year.

The first quarter 2012 operating loss was mainly due to higher geological, geophysical and engineering (GG&E) expenses compared to the same period last year.  During the recent quarter, GG&E expense was $24.3 million related to the offshore 3D seismic acquisition activity underway at Block Z-1.  During the first quarter of 2011, GG&E expense was $6.3 million related to the onshore seismic data acquisition plan for Blocks XXII and XXIII.

Earnings before interest, income taxes, depletion, depreciation and amortization, exploration expense and non-recurring charges (EBITDAX) was $16.8 million for the first quarter of 2012 compared to $16.9 million for the same period last year.  A reconciliation table to net loss, the most directly comparable GAAP measure to EBITDAX, and the rationale for this non-GAAP financial measure is included later in the release.

BPZ Resources, Inc. and Subsidiaries

Consolidated Statements of Operations (Unaudited)

(In thousands, except per share data)

	Three Months Ended March 31,
	2012	2011
Net revenue:
Oil revenue, net	$36,475	$37,716
Other revenue	78	989

Total net revenue	36,553	38,705

Operating and administrative expenses:
Lease operating expense	11,368	10,752
General and administrative expense	7,131	9,031
Geological, geophysical and engineering expense	24,290	6,257
Depreciation, depletion and amortization expense	11,506	10,046
Standby costs	1,190	2,329

Total operating and administrative expenses	55,485	38,415

Operating income (loss)	(18,932)	290

Other income (expense):
Income from investment in Ecuador property, net	(47)	(47)
Interest expense	(6,210)	(3,735)
Loss on derivatives	(6,368)	(4,302)
Interest income	3	231
Other income (expense)	(47)	206

Total other expense, net	(12,669)	(7,647)

Loss before income taxes	(31,601)	(7,357)

Income tax expense (benefit)	(4,310)	736

Net loss	$(27,291)	$(8,093)

Basic net loss per share	$(0.24)	$(0.07)
Diluted net loss per share	$(0.24)	$(0.07)

Basic weighted average common shares outstanding	115,513	115,180
Diluted weighted average common shares outstanding	115,513	115,180

PRODUCTION AND REVENUE SUMMARY

Total oil production for the three months ended March 31, 2012 was 353 thousand barrels (MBbls), or 3,880 barrels of oil per day (bopd), compared to 375 MBbls, or 4,200 bopd, for the same period in 2011.  Year-over-year, Corvina field production was lower due to natural declines, partly offset by higher production at the Albacora field.

For the three months ended March 31, 2012, our net oil revenue decreased by $1.2 million to $36.5 million from $37.7 million for the same period in 2011.  The lower net oil revenue is due to a decrease in the amount of oil sold from 395 MBbls to 334 MBbls, or a difference of 61 MBbls, offset by higher realized oil prices.  The average net oil sales price for the recent quarter was $109.15, or $13.59 per barrel higher compared to $95.56 for the same period last year.

EXPENSE SUMMARY

Lease Operating Expense

For the three months ended March 31, 2012, lease operating expense (LOE) increased by $0.6 million to $11.4 million ($34.02 per Bbl) from $10.8 million ($27.24 per Bbl) for the same period in 2011.  Higher LOE expenses are due to increased repair and maintenance expenses of $1.0 million, increased contract services of $0.6 million, increased fuel costs of $0.3 million, increased equipment rental of $0.3 million and increased other lease operating expenses of $0.1 million.  Partially offsetting these increases to LOE is a decrease in costs associated with the buildup of oil inventory in 2012 of $1.7 million versus an inventory draw in the same period in 2011.

General and Administrative Expense

For the three months ended March 31, 2012, general and administrative (G&A) expenses decreased by $1.9 million to $7.1 million from $9.0 million for the same period in 2011.

Stock-based compensation expense, a subset of G&A expenses, decreased by $0.5 million to $0.7 million for the three months ended March 31, 2012 from $1.2 million for the same period in 2011.

G&A expenses, excluding stock-based compensation, decreased $1.4 million to $6.4 million from $7.8 million for the same period in 2011.  The $1.4 million decrease is due to lower salary and related costs of $1.9 million, as the 2011 period included a charge for discretionary bonuses, partially offset by higher general office expenses of $0.4 million and other expenses of $0.1 million.

Geological, Geophysical and Engineering

For the three months ended March 31, 2012, Geological, Geophysical and Engineering (GG&E) expenses increased $18.0 million to $24.3 million compared to $6.3 million for the same period in 2011.  The increase in GG&E expense is due to higher seismic acquisition expenses related to our seismic data acquisition plan for Block Z-1 in 2012, compared to our seismic data acquisition plan for Block XXII and Block XXIII in 2011.

Depreciation, Depletion and Amortization Expense

For the three months ended March 31, 2012 and 2011, depreciation, depletion and amortization expense was $11.5 million and $10.0 million, respectively.  For the three months ended March 31, 2012, depletion expense increased $1.0 million to $8.1 million from $7.1 million during the same period in 2011 due to the decrease in the reserve base.

Standby Costs

For the three months ended March 31, 2012, we incurred $1.2 million of standby rig costs.  For the three months ending March 31, 2011, we incurred $2.3 million in standby costs that includes $1.8 million of standby rig costs.

Other Income (Expense)

For the three months ended March 31, 2012, other expense increased $5.1 million to $12.7 million compared to $7.6 million for the same period in 2011.  The increase is primarily due to a $2.5 million increase in net interest expense due to higher debt outstanding during 2012 and a $2.1 million increase in unrealized losses on derivatives due to higher crude oil prices during 2012.

Income Taxes

For the three months ended March 31, 2012, the Company reported losses before income taxes mainly due to the increased GG&E expense, resulting in an increased tax benefit of $5.0 million compared to the same period in 2011.

LIQUIDITY, CAPITAL EXPENDITURES AND CAPITAL RESOURCES

Liquidity

At March 31, 2012, the Company had cash and cash equivalents of $32.9 million and current accounts receivable of $8.9 million.  The Company had a working capital deficit of $2.0 million at March 31, 2012.

Capital Expenditures

For the first quarter ended March 31, 2012 the Company reported $22.5 million of total capital expenditures, including $3.0 million of capitalized interest.  Capital expenditures, excluding capitalized interest, were $14.4 million of costs related to the design and fabrication of the CX-15 platform and $3.8 million for the development and equipment for permanent production facilities.  In addition, the Company capitalized $1.3 million to other projects.

Capital Resources

At March 31, 2012, outstanding long-term debt and short-term debt consisted of the 2015 Convertible Notes with a par value of $170.9 million, a $40.0 million secured debt facility, and a $75.0 million secured debt facility.  At March 31, 2012, the current and long-term portions of our debt were $32.7 million and $230.6 million, respectively.  At March 31, 2012, the current and long-term portions of our capital lease obligations, primarily related to the vessels used in our marine operations, were $0.9 million and $2.4 million, respectively.

SUBSEQUENT EVENTS

Block Z-1 Transaction

On April 27, 2012, the Company signed a stock purchase agreement with Pacific Rubiales Energy Corp. (Pacific Rubiales) to sell a 49% interest in the Company’s existing license to explore and develop offshore Block Z-1 in Peru for cash of $150 million.  The Company expects to close the transaction once approvals from relevant Peruvian authorities are obtained.  Under the terms of the agreement Pacific Rubiales has also committed to carry $185 million of BPZ’s share of capital and exploratory expenditures in Block Z-1 from the effective date of the agreement, which is January 1, 2012.  After the $185 million commitment for BPZ Energy’s capital and exploratory expenditures has been satisfied by Pacific Rubiales, each partner will share these expenditures in accordance with their respective participating interest.

In connection with the agreement, Pacific Rubiales has agreed to provide loans that are intended to allow the Company to maintain the operability of the license and provide funds for capital and exploratory expenditures from the effective date through the completion date of the transaction when approvals from relevant Peruvian authorities are obtained.  The loans will not accrue interest except in the event of termination prior to completion of the transaction.

At the signing of the agreement, the Company obtained $119 million, which includes an initial loan of $65 million, and a loan of $54 million which represents the capital and exploratory expenditures under the license from the effective date through April 2012.  The $54 million of capital and exploratory funds received will be applied toward the Company’s 51% and Pacific Rubiales’ 49% share of these expenditures.  During the remainder of the period between April 27, 2012 and the completion date, the Company will obtain additional loans monthly for capital and exploratory expenditures incurred by it in connection with the development of Block Z-1.  At completion of the transaction, the loan for the Company’s 51% in respect of capital and exploratory expenditures will be deemed to reduce the amount of the $185 million commitment.

At the completion of the transaction, once approvals by the relevant Peruvian authorities are granted, Pacific Rubiales will loan to the Company an additional $85 million, and will then exchange this loan and the initial loan for $65 million plus or minus any other amounts due to the Company or from the Company under the stock purchase agreement.  At completion of the transaction, operating revenues and expenses will also be allocated to each partner’s respective participating interest.

Under terms of the agreement, BPZ Exploración & Producción S.R.L. (BPZ E&P) will continue to be the Operator of the Block Z-1 License Contract and will retain a 51% participating interest, while Pacific Rubiales will obtain a 49% participating interest.  The parties have agreed to a conventional joint operating agreement to govern their interests in the block whereby BPZ E&P will carry out administrative, regulatory, government and community related duties while Pacific Rubiales will be technical operations manager performing technical and operational duties in Block Z-1 under an operating services contract with BPZ E&P.

Loan Agreements

In conjunction with the signing of the share purchase agreement, the Company also amended terms of it bank facilities.  The existing $75 million secured debt facility was reduced to $35 million, final maturity was extended to July 2015, and the principal repayment schedule and covenants were revised.

With respect to the existing $40 million secured debt facility, the Company also extended the maturity to January 2015 and amended the principal repayment schedule and covenant package.

RECONCILIATION OF NON-GAAP MEASURE

The table below represents a reconciliation of EBITDAX to comparable financial measures calculated in accordance with generally accepted accounting principles in the United States of America.

	Three Months Ended March 31,
	2012	2011
	(in thousands)
Net loss	$(27,291)	$(8,093)
Interest expense	6,210	3,735
Income tax expense (benefit)	(4,310)	736
Depreciation, depletion and amortization expense	11,506	10,046
Geological, geophysical and engineering expense	24,290	6,257
Loss on derivatives	6,368	4,302
EBITDAX (a)	$16,773	$16,983

(a) Earnings before interest, income taxes, depletion, depreciation and amortization, exploration expense and certain non-cash charges (“EBITDAX”) is a non-GAAP financial measure, as it excludes amounts or is subject to adjustments that effectively exclude amounts, included in the most directly comparable measure calculated and presented in accordance with GAAP in financial statements.  “GAAP” refers to generally accepted accounting principles in the United States of America.  Non-GAAP financial measures disclosed by management are provided as additional information to investors in order to provide them with an alternative method for assessing the Company’s financial condition and operating results.  These measures are not in accordance with, or a substitute for, GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies. Pursuant to the requirements of Regulation G, whenever the Company refers to a non-GAAP financial measure, it also presents the most directly comparable financial measure presented in accordance with GAAP, along with a reconciliation of the differences between the non-GAAP financial measure and such comparable GAAP financial measure.  Management believes that EBITDAX may provide additional helpful information with respect to the Company’s performance or ability to meet its debt service and working capital requirements.

OPERATIONS UPDATE

Production Optimization

Corvina gas cap reinjection, which was implemented in the first quarter of 2012, has shown positive results.  As a result, during the past four months production has been relatively stable.  This gas cap reinjection program has been combined with ongoing artificial lift measures at both fields to optimize our oil production.

Albacora Field Facilities

Installation of the Albacora gas and water reinjection equipment was completed and the equipment was ready for reinjection start up early in the first quarter of 2012.  The Company completed tie-ins and tested the equipment, and is working on the final environmental permit to allow for commissioning of equipment to start use of the permanent facilities at Albacora.  In the interim, the Company has received permits to flare gas until July 2012.

CX-15 Platform

The CX-15 platform fabrication continues at the shipyard in China with hull tube final assembly now underway with good progress on production pressure vessels and topside decks taking shape.  The anticipated sail date for the transport vessel carrying the platform to Peru is late July with installation of the platform anticipated by the end of September 2012, with rig mobilization to occur thereafter.  First drilling is expected to occur in the fourth quarter of 2012.  The necessary permits are still being processed and approvals are anticipated to coincide with rig mobilization.

The revised total cost of the platform is $77 million, with the final $52 million allocated to the 2012 budget.  The higher estimate is due to revisions for production facility design which required the installation of additional equipment and the allocation of costs associated with the use of Company owned marine equipment.  In addition, given the change in timing of the CX-15 platform installation, $13 million of associated drilling costs budgeted for 2012 are being deferred to the 2013 capital budget.

3D Seismic Acquisition

Seismic acquisition activity is well advanced on Block Z-1 with approximately 80% complete.  A second boat is being contracted to enable seismic acquisition of certain remaining areas given the CGGVeritas Vantage vessel was unable to navigate the restricted waters between the platforms and shore due to high fishing vessel traffic and unusual currents.  In the interim, bids have been received for processing the data acquired to date.  The revised cost of the seismic program for 2012 is estimated to be $35 million, due to higher costs related to vessel standby, community affairs, marine support, and the additional boat required to complete the 3D seismic acquisition.

2012 Capital and Exploratory Program

The revised increased 2012 budget is $130 million, including $92 million for capital expenditures and $38 million for exploratory costs.

Manolo Zúñiga, President and CEO of BPZ Energy commented, “Year-to-date progress on our key initiatives that are laying the ground work for expanded exploration and development drilling is very positive.  In particular, I am pleased to be working with our new Block Z-1 partner.  Last week, I introduced my counterpart to senior Peruvian government officials who welcomed the prospect of additional investment in our joint block.

As for operations, the gas cap reinjection program at the Corvina field has yielded positive results.  The new CX-15 platform to be installed in the coming months at Corvina will allow us to further increase and optimize production from the field.  And the new 3D seismic data will serve as a very important tool for the joint venture to map out development drilling programs for

Corvina and Albacora as well as an exploration program for Block Z-1.  Processing of the 3D seismic data from Block Z-1 will begin this month.  Onshore, we continue to process the necessary permits to perform additional exploration work on Blocks XIX, XXII and XXIII.”

CONFERENCE CALL INFORMATION

The Company has scheduled a conference call and webcast to discuss first quarter 2012 results on Thursday, May 10, 2012, at 10:00 a.m. CDT (11:00 a.m. EDT.)

The live conference call may be accessed via the Investor Relations section of the Company’s website at http://www.bpzenergy.com or by accessing the following dial-in numbers:

US and Canada Dial-In:	(877) 293-5457

International Dial-In:	(707) 287-9344

Conference Code:	77559711

A replay of the conference call will be available at the Investor Relations section of the Company’s website.

ABOUT BPZ ENERGY

Houston-based BPZ Energy is an oil and gas exploration and production company which has exclusive license contracts covering approximately 2.2 gross acres in four properties in northwest Peru.  The Company is currently executing the joint development in Block Z-1 of the Corvina oil discovery, as well as the redevelopment of the Albacora oil field, and the exploration of Blocks XIX, XXII and XXIII, in parallel with the execution of an integrated gas-to-power strategy, which includes generation and sale of electric power in Peru and the development of a regional gas marketing strategy.  The Company also owns a 10% non-operating net profits interest in a producing property in southwest Ecuador. Please visit the Company’s website at http://www.bpzenergy.com for more information.

FORWARD LOOKING STATEMENTS

This Press Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward looking statements are based on our current expectations about our company, our properties, our estimates of required capital expenditures and our industry. You can identify these forward-looking statements when you see us using words such as “will,” “expected,” “estimated,” and other similar expressions.  These forward-looking statements involve risks and uncertainties. We caution you not to place undue reliance on those statements.

Our actual results could differ materially from those anticipated in these forward looking statements. Such uncertainties include the success of our project financing efforts, accuracy of well test results, results of seismic testing, well refurbishment efforts, successful production of indicated reserves, satisfaction of well test period requirements, successful installation of required permanent processing facilities, receipt of all required permits, and the successful management of our capital expenditures, and other normal business risks. We undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

CAUTIONARY STATEMENT REGARDING CERTAIN INFORMATION RELEASES

The Company is aware that certain information concerning its operations and production is available from time to time from Perupetro, an instrumentality of the Peruvian government, and the Ministry of Energy and Mines (“MEM”), a ministry of the government of Peru. This information is available from the websites of Perupetro and MEM and may be available from other official sources of which the Company is unaware. This information is published by Perupetro and MEM outside the control of the Company and may be published in a format different from the format used by the Company to disclose such information, in compliance with SEC and other U.S. regulatory requirements.

Additionally, the Company’s joint venture partner in Block Z-1, Pacific Rubiales Energy Corp. (“PRE”), is a Canadian public company that is not listed on a U.S. stock exchange, but is listed on the Toronto (TSX), Bolsa de Valores de Colombia (BVC) and BOVESPA stock exchanges.  As such PRE may be subject to different information disclosure requirements than the Company.  Information concerning the Company, such as information concerning energy reserves, may be published by PRE outside of our control and may be published in a format different from the format the Company uses to disclose such information, incompliance with SEC and other U.S. regulatory requirements.

The Company provides such information in the format required, and at the times required, by the SEC and as determined to be both material and relevant by management of the Company. The Company urges interested investors and third parties to consider closely the disclosure in our SEC filings, available from us at 580 Westlake Park Blvd., Suite 525, Houston, Texas 77079; Telephone: (281) 556-6200. These filings can also be obtained from the SEC via the internet at www.sec.gov.